Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE

Date: December 20, 2019
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

Kristina K. Williams Named President and Chief Executive Officer of the Federal Home Loan Bank of Des Moines

(Des Moines, Iowa, December 20, 2019) - Today, the Federal Home Loan Bank of Des Moines (FHLB Des Moines) announced that its board of directors has named Kristina K. Williams president and chief executive officer (CEO) effective January 20, 2020. Mike Wilson, the current president and CEO, will serve as an advisor and help Ms. Williams successfully transition to her new role before his retirement on February 7, 2020.

“Joining the Federal Home Loan Bank of Des Moines is an opportunity that I look forward to,” said Ms. Williams. “FHLB Des Moines has an extensive footprint, serving the most members across the largest geographical area of any Federal Home Loan Bank. I am excited to work with the board of directors, management and employees to not only ensure FHLB Des Moines is financially and operationally sound but adds value for members from Juneau, Alaska to the Bootheel of Missouri and many cities and communities in between.”

Currently, Ms. Williams is the chief operating officer at the Federal Home Loan Bank of Pittsburgh (FHLB Pittsburgh), a position she has held since 2011. In her current role, Ms. Williams has responsibility for all member-facing departments, including community investment, communications, product delivery, member services and information technology.

Ms. Williams joined FHLB Pittsburgh in 2004 as the chief accounting officer and has held a number of executive positions since that time. Prior to joining FHLB Pittsburgh, Ms. Williams served as chief financial officer of Wholesale Banking for PNC Financial Services Group, where she also spent time in SEC and regulatory reporting and served as director of accounting policy.

“Ms. Williams’ extensive experience in the financial services industry, including her 15-year career at FHLB Pittsburgh, make her well-suited to lead the Federal Home Loan Bank of Des Moines,” said Ellen Lamale, Vice Chair, FHLB Des Moines board of directors. “After an extensive CEO search, the FHLB Des Moines board of directors agreed that Ms. Williams is the right leader to position FHLB Des Moines for the future. We are confident that her leadership will help FHLB Des Moines deliver an exceptional experience for our nearly 1,350 member financial institutions.”

Ms. Williams will succeed Mike Wilson, who has served as the FHLB Des Moines president and CEO since April, 2016. Mr. Wilson has had a distinguished, 28-year career in the Federal Home Loan Bank System. His career began at the Federal Housing Finance Board in Washington, D.C. He later held positions at FHLB Boston and FHLB Des Moines before leading FHLB Seattle through its merger with FHLB Des Moines in 2015.

“The FHLB Des Moines board and management team are grateful for Mike’s leadership and appreciate his commitment to the Federal Home Loan Bank System for nearly three decades,” commented Ms. Lamale. “Mike was instrumental in navigating the first-ever voluntary merger between two Federal Home Loan Banks, has been an advocate for building stronger communities throughout our district and has championed the FHLB Des Moines diversity and inclusion journey. We are excited for him as he begins his new retirement chapter.”

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The Federal Home Loan Bank of Des Moines is a member-owned cooperative that provides funding solutions and liquidity to nearly 1,350 financial institutions to support mortgage lending, economic development and affordable housing in their communities. Serving 13 states and three U.S. Pacific territories, FHLB Des Moines is one of 11 regional Banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts and community development financial institutions. The Des Moines Bank is wholly owned by its members and receives no taxpayer funding. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.